                                                                   Exhibit 11.1

                       COMPUTATION OF EARNINGS PER SHARE


                                                Three Month    Three Month
                                                  Period         Period
                                                   Ended         Ended
                                               June 30, 1997  June 30, 1996
                                                -----------    -----------
Net earnings (loss) .........................   $  (638,431)   $  (764,720)
                                                ===========    ===========

Weighted average number of common shares
      outstanding during the period .........     4,000,210      4,000,210

Net effect of dilutive stock options
      based on the treasury stock method
      at market prices ......................             0              0
                                                -----------    -----------

Shares used for computation .................     4,000,210      4,000,210
                                                ===========    ===========

Net earnings (loss) per share ...............   $      (.16)   $      (.19)
                                                ===========    ===========